Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

INVITROGEN CORPORATION

BASEBALL ACQUISITION CORPORATION

and

BIORELIANCE CORPORATION

Dated as of December 24, 2003

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 24, 2003 (this “Agreement”), by and among INVITROGEN CORPORATION, a Delaware corporation (“Parent”), BASEBALL ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and BIORELIANCE CORPORATION, a Delaware corporation (the “Company”).

RECITALS

     WHEREAS, the respective Boards of Directors of the Company, Purchaser and Parent deem it advisable and in the best interests of their respective corporations and stockholders to enter into and consummate this Agreement, providing for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, it is proposed that Purchaser will commence a cash tender offer (the “Offer”) to acquire all shares (the “Company Shares”) of the issued and outstanding common stock, $.01 par value per share, of the Company (the “Company Common Stock”), for $48.00 per share of Company Common Stock or such higher price as may be paid in the Offer (the “Per Share Amount ”), in cash without interest, upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.1(c));

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger of Purchaser with and into the Company (the “Merger”) following consummation of the Offer in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has approved this Agreement and has determined that the consideration to be paid for each Company Share in the Offer and the Merger is fair to the holders of such Company Shares and to recommend that the holders of such Company Shares accept the Offer and approve this Agreement and the transactions contemplated hereby;

     WHEREAS, as a condition to and an inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement and incurring the obligations set forth herein, with the approval of the Board of Directors, Parent and Purchaser have entered into a voting and tender agreement (the “Voting and Tender Agreement”) with Sidney R. Knafel and certain related stockholders of the Company (the “Principal Stockholders”) under which the Principal Stockholders have, among other things, agreed to tender the Company Shares held by them in the Offer and to grant Parent and Purchaser a proxy with respect to the voting of such Company Shares, all upon the terms and subject to the conditions set forth in the Voting and Tender Agreement; and

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations,

warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1

THE TENDER OFFER

          1.1 The Offer.

               (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, Purchaser shall, as promptly as reasonably practicable following the execution of this Agreement (but in any event no later than ten business days after the execution and delivery of this Agreement), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer. The obligation of Purchaser to accept for payment and to pay for any Company Shares validly tendered shall be subject to the satisfaction of those conditions set forth in Annex I. Purchaser expressly reserves the right from time to time, subject to Sections 1.1(b) and (c) hereof, to waive any such condition, to increase the Per Share Amount, or to make any other changes in the terms and conditions of the Offer. The Per Share Amount shall be net to seller in cash, without interest, subject to reduction for any applicable withholding or stock transfer taxes payable by Seller. The Company agrees that no Company Shares held by the Company or any of its subsidiaries (as defined in Section 9.7(j)) will be tendered pursuant to the Offer.

               (b) Without the prior written consent of the Company, neither Parent nor Purchaser shall decrease the Per Share Amount or change the form of consideration payable in the Offer, decrease the number of Company Shares sought, amend or waive satisfaction of the Minimum Condition (as defined in Annex I), extend the Offer (except as set forth in Section 1.1(d)) or impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Company Shares.

               (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that will comply in all material respects with the provisions of all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement, if any (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the “Offer Documents”). Parent and Purchaser shall cause the Offer Documents to be disseminated to holders of Company Shares as required by applicable federal securities laws. Parent and Purchaser agree promptly to correct the Schedule TO or the Offer Documents if and to the extent that any shall have become false or misleading in any material respect (and the Company, with respect to written information supplied by it specifically for use in the Schedule TO or the Offer Documents, shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and Purchaser with respect to correcting such information) and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and comment on any Offer Documents before they are filed with the SEC. The Parent shall provide the Company in writing with any comments the Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

               (d) The Offer to Purchase shall provide for an initial expiration date of 20 business days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement, including the date of the commencement of the Offer as the first business day in accordance with Rule 14d-2 under the Exchange Act. Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived, Parent or Purchaser may, from time to time, for up to 10 business days on each such occasion beyond the then scheduled expiration date, extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Parent becomes obligated to accept for payment and pay for Company Shares tendered pursuant to the Offer. Notwithstanding the foregoing, Parent or Purchaser may, without the consent of the Company, (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer and (ii) provided that Parent and Purchaser waive the conditions of the Offer described in Annex I hereto (other than the Minimum Condition and the conditions in clauses (iv) (a) and (h) of Annex I) and agree not to assert such conditions as a basis for not consummating the Offer, extend the expiration date of the Offer (as it may be extended) for up to 10 business days, if on such expiration date the conditions for the Offer described on Annex I hereto shall have been satisfied or earlier waived, but the number of Company Shares that have been validly tendered and not withdrawn, when added to the Company Shares, if any, beneficially owned by Parent represents less than 90% of the then issued and outstanding Company Shares. If at the expiration date of the Offer, any of the conditions of the Offer described in Annex I hereto (other than the Minimum Condition and the conditions in clauses (iv) (d), (e), (f) and (h) ) have not been satisfied or earlier waived, then Purchaser shall, and Parent shall cause Purchaser to extend the Offer from time to time until such conditions are satisfied or waived for a period not to exceed 20 business days after expiration of the initial Offer period. In the event the Minimum Condition is satisfied and Purchaser purchases Company Shares pursuant to the Offer, Purchaser may, in its sole discretion, provide a “subsequent offering period” of not more than 20 business days in accordance with Rule 14d-11 under the Exchange Act.

               (e) Parent shall provide or cause to be provided to Purchaser all of the funds necessary to purchase any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer to Purchase.

          1.2 Company Action.

               (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting or meetings duly called and held prior to the date hereof, at which all of the Directors were present, duly: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (ii) recommended that the stockholders of the Company accept the Offer, tender their Company Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company; and (iv) irrevocably took all action necessary to render the limitations on business combinations contained in Section 203 of the DGCL inapplicable to Parent and Purchaser and to this Agreement and the transactions contemplated hereby. The Company further represents and warrants that (x) Bear, Stearns & Co. Inc., the Company’s independent financial advisor (the “Company Financial Advisor”), has delivered to the Board of Directors the Fairness Opinion (as defined in Section 4.20) and (y) a true and correct copy of such opinion has been delivered to Parent and Purchaser. The Company acknowledges that the Voting and Tender Agreement is being executed and delivered simultaneously herewith.

               (b) The Company hereby agrees to file with the SEC, as promptly as practicable after the filing by Parent and Purchaser of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable federal securities laws and will include the opinion of the Company Financial Advisor referred to in Section 1.2(a) hereof. The Company agrees to use its best efforts to mail such Schedule 14D-9 to the stockholders of the Company along with the Offer Documents promptly after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 before they are filed with the SEC. The Company shall provide Parent and Purchaser in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

               (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Purchaser with mailing labels containing the names and addresses of all record holders of Company Shares, non-objecting beneficial owners list and security position listings of Company Shares held in stock depositories, each as of a recent date, and shall promptly furnish Purchaser with such additional information, including updated lists of stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Company Shares.

               1.3 Directors. Promptly upon the purchase by Purchaser of any Company Shares pursuant to the Offer (the date thereof being referred to as the “Control Date”), and from time to time thereafter as Company Shares are acquired by Purchaser, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Company Shares beneficially owned by Purchaser or any Affiliate of Purchaser (including for purposes of this Section 1.3 such Company Shares as are accepted for payment pursuant to the Offer, but excluding Company Shares held by the Company or any of its subsidiaries) bears to the number of Company Shares outstanding. At each such time, the Company will also cause each committee of the Board of Directors, if requested by Purchaser, the board of directors of each of the subsidiaries and if requested by Purchaser, each committee of such board of directors of each of the subsidiaries to include Persons designated by Purchaser constituting the same percentage of each such committee or board as Purchaser’s designees constitute on the Board of Directors. The Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser’s designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3 and shall cause Purchaser’s designees to be so elected; provided, however, that, in the event that Purchaser’s designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.3 hereof) the Board of Directors shall have at least three directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, Affiliates or associates (within the meaning of the Federal securities laws) of Parent (one or more of such directors, the “Independent Directors”); provided further, that if no Independent Directors remain, the other directors shall designate one Person to fill one of the vacancies who shall be neither an officer of the Company nor a designee, stockholder, Affiliate or associate of Parent, and such Person shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Purchaser will supply the Company any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Purchaser constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (w) amend or terminate this Agreement on behalf of the Company, (x) exercise or waive any of the Company’s rights or remedies hereunder, (y) extend the time for performance of Purchaser’s obligations hereunder or (z) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

          1.4 Top-Up Option.

               (a) The Company hereby grants to Parent and Purchaser an irrevocable option (the “Top-Up Option”), such option to be exercisable only after Purchaser has purchased and paid for Company Shares constituting 88% of the then outstanding Company Shares, to purchase, at a price per share equal to the Per Share Amount, a number of shares of Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Company Common Stock owned by Parent or Purchaser or any wholly-owned subsidiary of Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares; provided, however, that in no event shall the Top-Up Option be exercisable for more than 1,682,784 shares of Company Common Stock. The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any one time on or after the expiration date of the Offer and on or prior to the tenth business day after the later of the expiration date of the Offer or the expiration of any subsequent offering period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act of 1933, as amended (the “Securities Act”).

               (b) In the event Parent or Purchaser wishes to exercise the Top-Up Option, Parent shall so notify the Company and shall set forth in such notice the number of shares of Company Common Stock that are expected to be owned by Parent, Purchaser or any wholly-owned subsidiary of Parent or Purchaser immediately preceding the purchase of the Top-Up Option Shares and a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Purchaser, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Purchaser a certificate representing the Top-Up Option Shares.

ARTICLE 2

THE MERGER

          2.1 The Merger. At the Effective Time (as defined in Section 2.3), subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent. The Merger shall have the effects specified in Section 259 of the DGCL.

          2.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Suite 800, Washington D.C., at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article 7. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

          2.3 Effective Time of the Merger. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Section 8.1, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with such Section of the DGCL on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

          2.4 Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation. Unless otherwise agreed by the Company and Parent prior to the Closing, at the Effective Time:

(a) The certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit A hereto, until duly amended in accordance with applicable Law (as defined in Section 4.3) and the terms thereof;

(b) The bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time, until duly amended in accordance with applicable Law, the terms thereof and the Surviving Corporation’s certificate of incorporation and bylaws;

(c) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable Law and the Surviving Corporation’s certificate of incorporation and bylaws; and

(d) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable Law and the Surviving Corporation’s certificate of incorporation and bylaws.

          2.5 Special Meeting.

               (a) If required by applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable following the acceptance for payment and purchase of Company Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

(ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required by the SEC to be included in the Proxy Statement (as defined below) and, after consultation with Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the “Proxy Statement ”), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Purchaser and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

(iii) include in the Proxy Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

(b) Parent shall vote, or cause to be voted, all of the Company Shares then owned by it or any of its subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement. Purchaser shall not sell, transfer, assign, encumber or otherwise dispose of the Company Shares acquired pursuant to the Offer to Purchase or otherwise prior to the Special Meeting convened pursuant to this Section 2.5.

          2.6 Merger Without Meeting of Stockholders. Notwithstanding Section 2.5 hereof, in the event that Purchaser or any subsidiary of Parent shall acquire at least 90% of the outstanding Company Shares, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Purchaser and subject to Article 8 hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE 3

CONVERSION OF SECURITIES

          3.1 Purchaser Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Purchaser that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holder thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          3.2 Company Securities. (a) At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Purchaser or held by the Company, all of which shall be canceled, and other than shares of Dissenting Common Stock (as defined in Section 3.6)) shall, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holder thereof, be converted into the right to receive the Per Share Amount, in cash without interest.

               (b) All shares of Company Common Stock (other than shares to be canceled in accordance with Section 3.2(c)) shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of shares of Company Common Stock (other than Purchaser and Parent) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except, subject to Section 3.6, the right to receive, without interest, the Per Share Amount in accordance with Section 3.4 upon the surrender of a certificate or certificates (a “Certificate”) representing such shares of Company Common Stock.

               (c) Each share of Company Common Stock issued and held in the Company’s treasury at the Effective Time, or held by Purchaser or Parent, shall, by virtue of the Merger, cease to be outstanding and shall be canceled without payment of any consideration therefor.

          3.3 Company Options; ESPP. (a) Immediately upon acceptance of the Company Shares pursuant to the Offer, (i) each outstanding Option (as such term is defined in the Company’s Amended and Restated 1997 Incentive Plan (the “Company Incentive Plan”)) to purchase Company Common Stock that was granted under the Company Incentive Plan shall vest and become immediately and fully exercisable and (ii) if so provided in the option agreement evidencing the Option and permitted by the Company Incentive Plan, each holder (the “Optionee”) of such Option may surrender for cancellation, within sixty (60) days after acceptance of the Company Shares pursuant to the Offer, the Option or any portion of the Option to the extent not yet exercised (the “Cash-Out Election”) and the Optionee shall be entitled to receive a cash payment (without interest and subject to applicable withholdings) in an amount equal to the excess, if any, of (A) the Option Value (as defined below) of the Shares (as such term is defined in the Company Incentive Plan), subject to the Option or portion of such Option surrendered, over (B) the aggregate exercise price of such Option or portion of such Option surrendered (the “Cash Payment”). For purposes of this Section 3.3(a), “Option Value” means (i) with respect to each outstanding Option that is designated as an “Incentive Stock Option”

within the meaning of Section 422 of the Code, the Fair Market Value (as such term is defined in the Company Incentive Plan), on the date preceding the date of surrender, of the Shares subject to the Option or portion of such Option surrendered, or (ii) with respect to each outstanding Option that is not designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code, the greater of (1) the Fair Market Value (as such term is defined in the Company Incentive Plan) on the date preceding the date of surrender, of the Shares subject to the Option or portion of such Option surrendered, or (2) the Adjusted Fair Market Value (as such term is defined in the Company Incentive Plan) of the Shares subject to the Option or portion of such Option surrendered. With respect to an Option or portion of an Option surrendered on or after the Effective Time (except for purposes of determining the Adjusted Fair Market Value of the Shares during the 60-day period ending on the date of acceptance of the Company Shares pursuant to the Offer), references to “Shares” in this Section 3.3(a) shall be deemed to be references to the consideration which the Optionee shall be entitled to receive upon exercise of the Option pursuant to Section 3.3(c) below. With respect to any Option or any portion of such Option to which an effective Cash-Out Election is made (a “Cash-Out Option”), the Parent shall take all action necessary so that as of the date of the Cash-Out Election, each Cash-Out Option will be canceled and in consideration of such cancellation, the Parent shall immediately pay, or cause to be immediately paid, the Cash Payment to the holder of such Cash-Out Option.

               (b) At the Effective Time, each option to purchase Company Common Stock that was granted under the Company’s 1995 Non-Qualified Stock Option Plan (the “1995 Option Plan”) or the Company’s 1988 Incentive Stock Option Plan (the “1988 Option Plan” and together with the 1995 Option Plan, the “Prior Option Plans”) that is outstanding immediately prior to the Effective Time (a “Prior Option”) shall be assumed by Parent and converted into an option (an “Assumed Option”) to purchase the number of shares of the common stock, $0.01 par value per share, of Parent (“Parent Stock”) equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Prior Option immediately prior to the Effective Time multiplied by the Conversion Ratio (as defined below), rounded to the nearest whole share, with 0.5 shares being rounded up. The per share exercise price of each Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the corresponding Prior Option immediately prior to the Effective Time by the Conversion Ratio, rounded to the nearest whole cent; with 0.5 cents being rounded down; provided, however, that if Section 421 of the Code applies to such Prior Option by reason of its qualification under Section 422 of the Code, then the exercise price of the corresponding Assumed Option, the number of shares purchasable pursuant to Assumed Option and the terms and conditions of exercise of such Assumed Option shall be determined in order to comply with Section 424 of the Code. Except for the foregoing adjustments, all of the terms and conditions in effect for each Prior Option immediately prior to the Effective Time shall continue in effect following the assumption thereof in accordance with this Agreement and its terms (including any terms regarding adjustments for stock splits and similar transactions). For purposes of this Section 3.3(b), the term “Conversion Ratio” means the ratio of (A) the Per Share Amount to (B) the Parent Stock Value. “Parent Stock Value” means the volume weighted average price of Parent Stock on the Nasdaq National Market (“Nasdaq”) for the trading day preceding the Effective Time, as reported by Bloomberg L.P. Prior to the Effective Time, the Company shall take such additional actions as are necessary under applicable Law and the applicable agreements and the Prior Option Plans to ensure that each outstanding Prior Option shall, from and after the

Effective Time, represent only the right to receive the Assumed Option as contemplated by this Section 3.3(b) .

               (c) All outstanding Options with respect to which an effective Cash-Out Election has not been made immediately prior to the Effective Time (collectively, the “1997 Plan Options” and, together with the Prior Options, the “Company Options”), shall be assumed by Parent at the Effective Time, and each such 1997 Plan Option shall continue in effect in accordance with its terms, except that following the Effective Time the holder of the 1997 Plan Option shall, upon the exercise thereof in full and payment of the aggregate exercise price therefor, be entitled to receive, in respect of the shares of Company Common Stock subject to the 1997 Plan Option immediately prior to the Effective Time, an amount in cash (without interest and subject to applicable withholdings) equal to the Per Share Amount multiplied by the number of shares of Company Common Stock subject thereto immediately prior to the Effective Time. Prior to the Effective Time, the Company shall take such additional actions as are necessary under applicable Law and the applicable agreements and Company Incentive Plan to ensure that each outstanding Option shall, from and after the Effective Time, represent only the right to receive the Cash Payment contemplated by Section 3.3(a)above or, upon exercise of the Option and payment of the exercise price therefor, the consideration subject to the Option contemplated by this Section 3.3(c).

               (d) As soon as practicable after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 with respect to all shares of Parent Stock which are subject to the Assumed Options.

               (e) The Board of Directors shall designate the earlier of February 29, 2004 or the date of the acceptance of the Company Shares pursuant to the Offer as the last day of any Purchase Period (as such term is defined in the Company’s 2001 Employee Stock Purchase Plan (the “Company ESPP”, and together with the Company Incentive Plan, the “Company Stock Plans”)), then in progress under the Company ESPP, and the Company ESPP shall terminate and all rights to purchase shares of Company Common Stock thereunder shall be extinguished as of such date. The Company shall take such actions as are necessary under applicable Law and the Company ESPP to treat the applicable date referenced in the preceding sentence as the last day of the current Purchase Period (as such term is defined in the Company ESPP) and to suspend any new purchase periods under the Company ESPP. The Company shall promptly notify Parent of the number of shares of Company Common Stock hereafter acquired under the Company ESPP.

               (f) Parent and the Company shall take all such steps as may be required to cause the dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities (including derivative securities) in connection with this Section 3.3 to be exempt under Rule 16b-3 promulgated under the Exchange Act.

               (g) Parent shall, prior to the Effective Time, take all action necessary so that, at the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Incentive Plan.

          3.4 Exchange of Certificates Representing Company Common Stock . (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, subject to the reasonable satisfaction of the Company, to act as exchange agent hereunder for the purpose of paying the Per Share Amount upon surrender of the Certificates in accordance with this Article 3 (the “Exchange Agent”). At or promptly following the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of the Company’s stockholders the Per Share Amount to be delivered in exchange for all of the shares of Company Common Stock pursuant to this Article 3. Any cash deposited with the Exchange Agent shall be referred to as the “Exchange Fund.” The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Company Common Stock and (ii) promptly applied to making the payments provided for in Section 3.2(a). Any income from investment of the cash in the Exchange Fund will be payable solely to Parent.

               (b) As promptly as possible after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of shares of Company Common Stock: (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon delivery of such Certificate(s) to the Exchange Agent and which letter shall be in such form and have such other provisions as are customary for letters of this nature and (ii) instructions for effecting the surrender of such Certificate(s) in exchange for the Per Share Amount (which shall provide that, at the election of the surrendering holder, such Certificate(s) may be surrendered, and payment therefor collected, by hand delivery). Upon surrender of such Certificate(s) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate(s) shall be entitled to receive in exchange therefor the amount of cash, without interest, into which shares of Company Common Stock formerly represented by such Certificate(s) shall have been converted into the right to receive pursuant to Section 3.2, after giving effect to any required Tax (as defined in Section 4.9) withholdings, and the shares formerly represented by the Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate(s). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to such a transferee if such Certificate(s) representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other Taxes have been paid. Until surrendered as contemplated by this Section 3.4(b), each Certificate (other than Certificates representing Dissenting Common Stock (as defined in Section 3.6)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate(s) shall have been converted pursuant to this Article 3. Parent, Purchaser or the Exchange Agent shall be entitled to deduct and withhold from the Per Share Amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock of the Company such amounts as Parent, Purchaser or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent, Purchaser or the Exchange Agent, such withheld amounts shall be treated for all purposes of this

Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by Parent, Purchaser or the Exchange Agent.

               (c) All cash paid upon surrender of Certificates in accordance with the terms of this Article 3 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 3.

               (d) Any portion of the Per Share Amount made available to the Exchange Agent pursuant to Section 3.4(a) (including the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) that remains undistributed to the former stockholders of the Company six (6) months after the Effective Time shall be delivered to Parent, upon demand. Any former stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of any Per Share Amount, without any interest thereon, that may be payable in respect of each share of Company Common Stock such stockholder held as of the Effective Time as determined pursuant to this Agreement.

               (e) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

               (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, either the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate or delivery of a writing by such Person to fully indemnify the Surviving Corporation and the Exchange Agent against any claim that may be made against them with respect to the certificates alleged to have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Amount payable in respect thereof pursuant to this Agreement.

               (g) Parent or Purchaser shall pay all of the Exchange Agent’s fees in connection with the exchange of the Per Share Amount for Certificates.

          3.5 Adjustment of Per Share Amount. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Per Share Amount shall be appropriately adjusted.

          3.6 Dissenting Company Stockholders. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Common Stock”) will not be exchangeable for the right to receive the Per Share Amount, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Per Share Amount, without any interest thereon. The Company shall give Parent: (i) prompt notice of any demands for payment received by the Company pursuant to Section 262 of the DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          3.7 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, the holders of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable Law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by the Certificates.

          3.8 Closing of Company Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the corresponding sections of the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) provided that the listing of an item in one section of the Company Disclosure Schedule shall be deemed to be a listing in each section of the Company Disclosure Schedule to the extent it is reasonably and readily apparent from a reading of such disclosure item that it would also apply to such other sections of the Company Disclosure Schedule, the

Company represents and warrants to Parent and Purchaser as of the date of this Agreement as follows:

          4.1 Existence; Good Standing; Corporate Authority. Each of the Company and its subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate power and authority to own or lease and operate its properties and carry on its business as now conducted and (iii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in Section 9.7(d)). The Company has heretofore made available to Parent true, accurate and complete copies of its certificate of incorporation and bylaws and the certificates of incorporation and bylaws of each of its subsidiaries, each as amended to date and as currently in effect.

          4.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the Merger by the Company’s stockholders in accordance with the DGCL, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the Company’s stockholders in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

          4.3 Compliance with Laws. Neither the Company nor any of its subsidiaries is in violation of, and neither the Company nor any of its subsidiaries has received any notice of any violations with respect to, any order of any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (“Governmental Entity”), or any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree (“Laws”) applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

          4.4 Capitalization, etc./Subsidiaries.

               (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, and 6,900,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”). As of the close of business on November 30, 2003,

(i)  8,399,481 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 190,242 shares of Company Common Stock were held by the Company in its treasury, (iv) 935,856 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options under the Company Incentive Plan, (v) 1,499 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options under the Company’s 1995 Option Plan, (vi) no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options under the Company’s 1994 Incentive Stock Option Plan, (vii) 1,625 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options under the Company’s 1988 Option Plan, (viii) 187,856 shares of Company Common Stock were reserved for issuance under the Company ESPP, and, (ix) no shares of capital stock of the Company were held by the Company’s subsidiaries.

               (b) The Company Disclosure Schedule sets forth a complete and accurate list as of November 30, 2003, of (i) the number of outstanding Company Options, (ii) the holders thereof, (iii) whether such holders are employees of the Company or any of its subsidiaries, (iv) the grant date or issue date and vesting status of such options, (v) the number of shares of Company Common Stock that can be acquired upon the exercise of each outstanding Company Option, and (vi) the exercise price of each outstanding Company Option.

               (c) The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of the shares of Company Common Stock on any matter (collectively, “Voting Debt”).

               (d) Since November 30, 2003, the Company (i) has not issued any shares of Company Common Stock or Preferred Stock other than upon the exercise of Company options or pursuant to the Company ESPP, (ii) has granted no options to purchase shares of Company Common Stock, under or pursuant to the Company Stock Plans or otherwise, to the executive officers of the Company, or to any other party under the Company Stock Plans or otherwise, and (iii) has not split, combined or reclassified any of its shares of capital stock.

               (e) All of such Company Options have been granted to directors, officers, consultants, advisors and employees of the Company or any subsidiary in the ordinary course of business consistent with past practice. The Company has delivered to Parent complete and correct copies of all plans pursuant to which Company Options were granted and all forms of Company Options.

               (f) All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, stock appreciation rights or limited stock appreciation rights, phantom stock rights, stock units, performance rights or other equity-based awards or other rights (including rights of first refusal), agreements or commitments which obligate the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, or any material assets of, the Company or any of its subsidiaries or of any Voting Debt, or obligating the Company or any subsidiary to grant, extend or enter into any such option, warrant, call, subscription, convertible securities, stock appreciation rights, limited stock appreciation rights or other rights, arrangement or commitment. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

               (g) The Company owns, directly or indirectly, all of the outstanding shares of capital stock of each of its subsidiaries. All of the outstanding shares of capital stock of each subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). The Company Disclosure Schedule sets forth all of the subsidiaries of the Company. Other than ownership of the capital stock or other ownership interests of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. Neither the Company nor any of its subsidiaries is subject to any obligation or requirement to make any loan, capital contribution, investment or similar expenditure to or to assume any liability or obligation of, any Person. Except as provided by applicable Law, there are no restrictions of any kind which prevent the payment of dividends by any subsidiary.

          4.5 No Violation; Consent. (a) Except as set forth on the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any subsidiary, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Lien upon any of the properties of the Company or any of its subsidiaries under, or result in there being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, except for any of the foregoing matters specified in this subsection (ii) that individually or in the aggregate would not have a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby; or (iii) assuming compliance with the matters referred to in (b) below, violate any Laws applicable to the Company, any of its subsidiaries or any of their respective assets.

               (b) No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the “HSR Act”), and the receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law or regulation, or under antitrust or other competition laws of other jurisdictions, (ii) the filing with the SEC of a proxy statement or, if applicable, an information statement, relating to the Merger and this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (iv) any filings required under the rules and regulations of the Nasdaq and (v) all other consents, approvals, orders, authorizations, declarations, filings and/or registrations the failure of which to be obtained or make would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

          4.6 Company Reports. (a) The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since January 1, 2001, including the financial statements, exhibits and schedules provided therein or incorporated by reference therein (the “Company Reports”). No subsidiary of the Company is required to file any form, report, registration statement, prospectus or other document with the SEC. As of their respective dates (and as of the date of any amendment), the Company Reports complied, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Reports, together with any public announcements in a news release issued by the Dow Jones News Service, PR Newswire or any equivalent service (collectively, a “Dow Jones News Release”) made by the Company after the date hereof taken as a whole, as of the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading.

               (b) Each of the consolidated balance sheets of the Company included in the Company Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and stockholders’ equity of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented in all material respects the results of operations, cash flows and stockholders’ equity of the Company and its subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein and except that the unaudited interim financial statements are subject to normal year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

               (c) Except as set forth in the Company Reports, the Company and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), known or unknown, other than (i) liabilities for Taxes, (ii) liabilities incurred in the ordinary course of business since September 30, 2003, and (iii) liabilities and obligations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

               (d) The Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable the Company to comply in all material respects with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the regulations promulgated thereunder. The appropriate officers of the Company have made all such certifications required by Section 302 and 906 of the Sarbanes-Oxley Act and the regulations promulgated thereunder and the rules and regulations of the SEC.

          4.7 Litigation. As of the date hereof, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, “Litigation”) pending or, to the knowledge (as defined in Section 9.7(g)) of the Company, threatened against the Company or any of its subsidiaries, at Law or in equity, except Litigation in the ordinary course of business that, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby, (ii) no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its subsidiaries, except for audits, investigations or reviews that are in the ordinary course of business consistent with past practice or would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby, if adversely determined; and (iii) there is no material judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against the Company or any of its subsidiaries.

          4.8 Absence of Certain Changes. Except as set forth in the Company Reports, from January 1, 2003 through the date hereof, the Company and its subsidiaries have operated their business in all material respects in the ordinary course consistent with past practices and there has not occurred, (i) any Company Material Adverse Effect or event reasonably likely to result in a Company Material Adverse Effect, (ii) any amendments or changes in the certificate of incorporation or bylaws of the Company, (iii) except insofar as may have been required by GAAP or applicable Law, any material change by the Company or any of its subsidiaries in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, repurchase or other acquisition of any of its securities, or (v) other than pursuant to the contractual arrangements listed or if not in writing, summarized in Section 4.8 of the Company Disclosure Schedule, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or except in the ordinary course of business consistent with past practice, any other increase in the compensation payable or to become payable to any officers, directors or key employees of the Company or any subsidiary.

          4.9 Taxes. (a) Each of the Company and its subsidiaries has timely filed (taking into account extensions of time to file) all income Tax and other material Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, complete and correct in all material respects. Each of the Company and its subsidiaries has paid all Taxes due and owing by it with respect to such Tax Returns, except for those Taxes for which adequate reserves have been established in the financial statements included in the Company Reports.

               (b) The Company Disclosure Schedule lists all material Tax Returns filed with respect to any of the Company and its subsidiaries for taxable periods ended on or after January 1, 2000. There are no audits or other administrative proceedings or court proceedings presently pending or proposed with respect to any income Tax and other material Tax Returns of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has received notice of any pending or proposed claims, audits or proceedings with respect to Taxes. Neither the Company nor any of its subsidiaries has received any notice of deficiency or assessment from any taxing authority for any amount of Tax, and no such deficiency or assessment is proposed.

               (c) Neither the Company nor any of its subsidiaries has requested an extension of time within which to file any income Tax or other material Tax Returns which have not since been filed. Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (d) Except as listed on the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any Tax allocation or sharing agreement.

               (e) Each of the Company and its subsidiaries has complied in all material respects with its obligations to withhold and pay over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

               (f) There are no liens for Taxes upon any property or assets of the Company or any of its subsidiaries, except for liens for Taxes not yet due.

               (g) Neither the Company nor any of its subsidiaries has been included in any consolidated, unitary or combined Tax Return (other than Tax Returns which include only the Company and any of its subsidiaries).

               (h) The Company has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years.

               (i) Each of the Company and its subsidiaries has substantial authority for the treatment of or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code)

on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

          For purposes of this Agreement, “Tax” means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, value added, estimated, stamp, occupation, services, service use, intangible, net worth, transfer or excise tax, recording or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any taxing authority and “Tax Return” means any return, document, declaration, election, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, request for extension of time, amended return or declaration of estimated Tax.

          4.10 Employee Benefit Plans. (a) For purposes of this Agreement, “Company Employee Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and all other employee benefit or compensation plans, policies, agreements or arrangements, including, without limitation, any severance pay, sick leave, vacation pay, paid personal leave, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees and consultants), equity-based compensation, change-in-control, golden parachute, fringe benefit, hospitalization insurance, medical insurance, life insurance, scholarship or tuition reimbursement plans, policies, agreements or arrangements, that are maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party to, with or obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company or any of its subsidiaries who are employed or providing services or formerly providing services in the United States. The Company Disclosure Schedule lists each Company Employee Benefit Plan.

               (b) Except as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, neither the execution of, nor the consummation of the transactions contemplated in this Agreement will, either alone or upon the occurrence of subsequent events, result in or cause any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any director or employee or Company Employee Benefit Plan.

               (c) The Company Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA and the Code and all other applicable federal and state Laws and regulations. The Company has made available to the Purchaser true and complete copies of each Employment Agreement (as defined in Section 9.7(e)) and each Company Employee Benefit Plan, as well as certain related documents, including, but not limited to, (i) the actuarial report for such Company Employee Benefit Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Employee Benefit Plan, (iii) the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), and (iv) the most recent summary plan descriptions (with all material modifications). Each of the Company Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and each such plan has been determined by the IRS to be qualified under such Section and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or has time remaining under applicable IRS pronouncements to apply for and obtain such a determination letter) and, to the knowledge of the Company, no event has occurred since the date of such determination which would cause the loss of such qualified or exempt status. There are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Benefit Plans or any trusts related thereto or pursuant to any Employment Agreement. Neither the Company nor any ERISA Affiliate (as defined in Section 9.7(f)) currently sponsors, maintains or contributes to, and is not required to contribute to, nor has ever sponsored, maintained, contributed to (or been required to contribute to), or incurred any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Section 302 or Title IV of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Benefit Plan. No liability under any Company Employee Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding. To the Company’s knowledge, no Company Employee Benefit Plan is under audit or investigation by, or is the subject of a proceeding with respect to, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and, to the knowledge of the Company, no such audit, investigation or proceeding is threatened. With respect to each Company Employee Benefit Plan which provides medical benefits, short-term disability benefits or long-term disability benefits, all claims incurred by the Company under such Company Employee Benefit Plan are either insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims or covered under a contract with a health maintenance organization pursuant to which such health maintenance organization bears the liability for such claims. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment) result in any payment or benefit that will or may be made by the Company or any of its subsidiaries or Affiliates that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code. Neither the Company nor any of its subsidiaries or ERISA Affiliates has any liability to provide any post-retirement or post-termination life, health, medical or other welfare benefits to any current or former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its subsidiaries. The Company may amend or terminate any Company Employee Benefit Plan at any time without incurring liability thereunder other than in respect of accrued obligations and medical or welfare claims incurred prior to such amendment or termination.

               (d) The Company Disclosure Schedule lists each Company Benefit Plan that is maintained primarily for the benefit of current or former non-U.S. employees of the Company or any of its subsidiaries (“Foreign Plans”). Except as set forth in the Company Disclosure Schedule, (i) Foreign Plans intended to qualify as Tax registered or Tax favored plans under a foreign jurisdiction are the subject of a favorable determination or similar approval, to the extent available, of the applicable foreign Governmental Entities, (ii) nothing has occurred since the date of such approval that would cause the loss of such approval or the imposition of any related liability, penalty or Tax under applicable foreign Law, and (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plans according to reasonable actuarial assumptions and valuations.

          4.11 Labor and Employment Matters. (a) Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

               (b) There are no complaints, charges or claims against the Company or its subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its subsidiaries that, if individually or collectively resolved against the Company or its subsidiaries, would have a Company Material Adverse Effect.

               (c) Each of the Company and its subsidiaries is in compliance with all Laws regarding employment practices, terms and conditions of employment and wages, except for such noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect.

               (d) During the last five years there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

          4.12 Brokers. No broker, finder, investment banker or financial advisor, other than the Company Financial Advisor (the fees and expenses of which will be paid by the Company), is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

          4.13 Permits. The Company and its subsidiaries have in effect all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates,

approvals and orders of all Governmental Entities necessary for the Company and its subsidiaries to own, lease and operate their properties or to carry on their respective businesses as presently conducted (the “Company Permits”), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, (a) no modification, revocation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and (b) no Company Permit is subject to any outstanding order, decree, judgment, stipulation or investigation that would be likely to affect such Company Permit, except in the case of (a) or (b), any modifications, revocations, suspensions or cancellations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

          4.14 Environmental Matters. (a) Except as set forth in the Company Disclosure Schedule:

(i) the Company and each of its subsidiaries are and have been in compliance with all applicable Environmental Laws (as defined in Section 4.14(d)), except where such non-compliance, individually or in the aggregate, would not have a Company Material Adverse Effect;

(ii) the Company and each of its subsidiaries has obtained all permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, “Environmental Permits”) necessary for the conduct of its operations, and the Company and its subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except where the failure to obtain such Environmental Permits or be in compliance therewith, individually or in the aggregate, would not have a Company Material Adverse Effect;

(iii) neither the Company nor any of its subsidiaries has (i) released, transported or disposed of any Hazardous Substance (as defined in Section 4.14(d)) on, under, from or at any of the Company’s or any of its subsidiaries’ properties or any other properties in a manner not in compliance with applicable Environmental Law, except where such non-compliance, individually or in the aggregate, would not have a Company Material Adverse Effect or (ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of the Company’s or any of its subsidiaries’ properties not in compliance with applicable Environmental Law;

(iv) neither the Company nor any of its subsidiaries has received any written notice of any writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive or summons, pending or, to the knowledge of the Company, threatened, alleging liability under any Environmental Law;

(v) to the knowledge of the Company, there are no past or present facts or circumstances that could reasonably be expected to form the basis of any Environmental Claim (as defined in Section 4.14(d) ) against the Company or any of its subsidiaries or against any Person whose liability for any Environmental Claim the

Company or any of its subsidiaries has retained or assumed either contractually or by operation of Law; and

(vi) none of the properties currently owned or leased by the Company or any of its subsidiaries is currently, or, to the knowledge of the Company, was formerly, listed on the National Priorities List of Superfund Sites or any analogous state list.

               (b) All material permits and other governmental authorizations currently held or required to be held by the Company and its subsidiaries pursuant to any Environmental Laws are identified in the Company Disclosure Schedule. The Company has made available to Parent all material assessments, reports, data, results of investigations or audits, and other material information that is in the possession of the Company and its subsidiaries pertaining to the environmental condition of the business of the Company and its subsidiaries or the compliance (or noncompliance) by the Company or any of its subsidiaries with any Environmental Laws.

               (c) The representations and warranties contained in this Section 4.14 are the sole and exclusive representations and warranties of the Company and its subsidiaries with respect to any matters arising under Environmental Laws.

               (d) For purposes of this Agreement, “Environmental Laws” means all applicable federal, state, local and foreign Laws, rules, requirements, regulations, orders or decrees relating to or imposing liability or standards of conduct concerning pollution or protection of occupational health and safety or the environment including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, handling, release or discharge of Hazardous Substances (including, without limitation, the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., and the Occupational Health and Safety Act, 29 U.S.C. §§651 et seq.); “Environmental Claim” means any claim, action, investigation or notice by any Person alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorneys’ fees or penalties arising under any Environmental Law; and “Hazardous Substances” means any chemical, biological or radiological material or substance that is (1) regulated as potentially harmful to human health, the environment, or natural resources or (2) defined as a “hazardous substance” or “hazardous waste”, in each case, under any Environmental Law.

          4.15 Insurance Policies. The Company Disclosure Schedule lists all material insurance policies maintained by the Company and its subsidiaries, and such policies are in full force and effect as of the date of this Agreement. The Company and its subsidiaries have paid all premiums due under such policies and neither the Company nor any of its subsidiaries is in default in any material respect with respect to its obligations thereunder.

          4.16 Intellectual Property. (a) Except as would not have a Company Material Adverse Effect or as set forth in the Company Disclosure Schedule, (i) the Company and its subsidiaries solely own or have the right to use pursuant to a license, sub-license, agreement or permission, all of its Intellectual Property (as defined in Section 4.16(c) ) free and clear of all Liens, (ii) the Intellectual Property is valid and enforceable and is all of the intellectual property necessary for the conduct of the respective businesses of the Company and its subsidiaries as currently conducted, (iii) no current or former stockholder, partner, director, officer or employee of the Company or any of its subsidiaries (or any of their respective predecessors in interest) holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned by the Company or any of its subsidiaries, (iv) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of the Company or any of its subsidiaries to own or use any of the Intellectual Property, and (v) neither the Company nor any of its subsidiaries have licensed or sublicensed its rights in any Intellectual Property.

               (b) Except as would not have a Company Material Adverse Effect or as set forth in the Company Disclosure Schedule (i) neither the Company nor any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any intellectual property rights of third parties in any way, and no third party has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property owned by the Company or any of its subsidiaries, (ii) the Company and its subsidiaries have maintained the confidentiality of Trade Secrets (as defined in Section 4.16(c)) owned by the Company or any of its subsidiaries, and (iii) the activities of the Company’s or any of its subsidiaries’ present and former employees, contractors or consultants on behalf of the Company or any of its subsidiaries have not violated any agreement or arrangements pertaining to the protection or non-use of any third Person’s Trade Secrets, during the term of their employment or engagement with the Company or any of its subsidiaries.

               (c) For purposes of this Agreement, “Intellectual Property” means all: (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues and applications related to the foregoing, (iv) computer software and management information systems, including, without limitation, any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, databases end compilations, including, without limitation, data and collections of data, and all documentation, including, without limitation, user manuals and training materials related to the foregoing, and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models, methodologies and other confidential information (“Trade Secrets”), in each case, used or held for use in the business of the Company or any of its subsidiaries as currently conducted. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by the Company or any of its subsidiaries as of the date hereof are set forth in the Company Disclosure Schedule, indicating which registration and applications are owned or licensed, as the case may be.

          4.17 Title and Condition of Assets. The Company and each of its subsidiaries has good, and in the case of real property, marketable, title to, or a valid leasehold interest in, all of its respective properties and assets, real and personal, reflected in the latest balance sheet included in the Company Reports or acquired after the date thereof (except for properties or assets sold or otherwise disposed of in the ordinary course since the date thereof), free and clear of all Liens, except for (i) Liens disclosed in the Company Disclosure Schedule or in the Company Reports, (ii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or interfere with the contemplated use of the assets subject thereto or affected thereby, (iii) statutory Liens securing payments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and (iv) Liens for current Taxes not yet due and payable. Each of the Company and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

          4.18 Product Liability. There are no product liability claims pending or, to the Company’s knowledge, threatened, against the Company or any of its subsidiaries, with respect to any service provided or products manufactured on or after January 1, 2002, except for any claim (or series of related claims) that would not reasonably be expected to result in a material uninsured product liability.

          4.19 Material Contracts. The Company Disclosure Schedule sets forth a list of all (i) contracts for borrowed money or guarantees thereof involving a current outstanding principal amount in excess of $100,000, (ii) contracts containing non-compete covenants by the Company or its subsidiaries, (iii) contracts which involve the payment or receipt of $200,000 or more per year and by their terms do not terminate within one year after the date of such contract and are not cancelable during such period without penalty or payment, (iv) contracts containing any covenant limiting the right of the Company or its subsidiaries to engage in any line of business or make use of any material Intellectual Property (via license agreement or otherwise) or to sell, distribute or manufacture any material products or services, (v) contracts between the Company or any of its subsidiaries on the one hand and any Governmental Entity, and (vi) each agreement or other type of document required to be filed with the SEC pursuant to Item 601 of Regulation S-K under the Securities Act (the contracts in clauses (i) through (vi), collectively, the “Material Contracts”). All Material Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or its subsidiaries, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to creditors’ rights and general principles of equity. Neither the Company nor any of its subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any such Material Contract.

          4.20 Opinion of Company Financial Advisor. The Company has received and has delivered to Parent the written opinion of the Company Financial Advisor (the “Fairness Opinion”) to the effect that, as of the date of this Agreement, the proposed Per Share Amount to be received by the holders of shares of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the stockholders of the Company (other than the Principal Stockholders).

          4.21 State Takeover Statutes. The Board of Directors has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of the Agreement, the Offer or the Merger or the transactions contemplated hereby.

          4.22 Required Vote of Company Stockholders. The only vote of the holders of any class or series of the Company’s capital stock which may be required to approve or adopt this Agreement and to approve the Merger and the transactions contemplated hereby, is the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

          4.23 Offer Documents; Proxy Statement. The Schedule 14D-9 when filed with the SEC and first published, sent or given to stockholders of the Company will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information relating to the Company or its Affiliates provided by the Company or its authorized representatives in writing specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to written information supplied by Parent or Purchaser or their authorized representatives specifically for inclusion in the Schedule 14D-9. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to Parent Information (as defined in Section 5.7). The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.24 Books and Records. The books of account, minute books, stock record books and other records of the Company and its subsidiaries are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls.

          4.25 Certain Business Practices. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or a subsidiary, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          4.26 Interested Party Transactions. Except as described in the Company Reports, (i) neither the Company nor any of its subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder, director or executive officer of the Company, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders, that would, in the case of either clause (i) or clause (ii), be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF
PARENT AND PURCHASER

     Except as set forth in the corresponding sections of the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), provided that the listing of an item in one section of the Parent Disclosure Schedule shall be deemed to be a listing in each section of the Parent Disclosure Schedule to the extent it is reasonably and readily apparent from a reading of such disclosure item that it would also apply to such other sections of the Parent Disclosure Schedule, Parent and Purchaser represent and warrant to the Company as of the date of this Agreement as follows:

          5.1 Existence; Good Standing; Corporate Authority. Each of Parent and Purchaser is (i) duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite corporate power and authority to own or lease and operate its properties and carry on its business as now conducted. Each of Parent and Purchaser has heretofore made available to the Company true, accurate and complete copies of their respective certificates of incorporation and bylaws, each as amended to date and as currently in effect.

          5.2 Authorization, Validity and Effect of Agreements. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Parent and Purchaser and by Parent as the sole stockholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

          5.3 No Violation; Consent. (a) The execution and delivery by Parent and Purchaser of this Agreement do not, and the consummation by Parent and Purchaser of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of any provision of the respective certificates of incorporation or bylaws (or similar organizational documents) of Parent or Purchaser, (ii) violate, conflict with or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Lien upon any of the properties of Parent or Purchaser under, or result in there being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or Purchaser is a party, or by which Parent or Purchaser or any of their respective properties is bound, except for any of the foregoing matters specified in this subsection (ii) that individually or in the aggregate would not have a Parent Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby, or (iii) assuming compliance with the matters referred to in (b) below violate any Laws applicable to Parent, Purchaser or their respective assets.

               (b) No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act, and the receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law or regulation, or under antitrust or other competition Laws of other jurisdictions, (ii) the filing with, or furnishing to, the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or Purchaser is qualified to do business, (iv) any filings required under the rules and regulations of the Nasdaq, and (v) all other consents, approvals, orders, authorizations, declarations, filings and/or registrations the failure of which to be obtained or make would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

          5.4 No Business Activities. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated by this Agreement. Purchaser is a wholly owned subsidiary of Parent, and Purchaser has no subsidiaries.

          5.5 No Capital Ownership. Neither Parent nor Purchaser owns any shares of capital stock of the Company.

          5.6 Brokers. No broker, finder or financial advisor, other than UBS Warburg LLC (the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Parent.

          5.7 Offer Documents; Proxy Statement. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents or any such amendments or supplements are filed with the SEC or first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that has been supplied by the Company or its Affiliates or their authorized representatives in writing specifically for use in any of the foregoing documents. The Offer Documents and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by Parent, Purchaser or their authorized representatives (the “Parent Information”) for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders, at the time of the meeting of stockholders, if any, to be held in connection with the Merger or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which has become false or misleading.

          5.8 Available Funds. Parent and Purchaser have or will have available to them upon consummation of the Offer in accordance with the terms hereof and as of the Effective Time all funds necessary to satisfy all of their obligations hereunder (including, without limitation, payment of the Per Share Amount).

ARTICLE 6

COVENANTS

          6.1 No Solicitation by the Company. (a) The Company shall not, nor shall it permit any of its subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage any Company Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data or afford access to the properties, books or records of the Company or any of its subsidiaries with respect to any Company Takeover Proposal, or otherwise facilitate any effort or attempt to make or implement any Company Takeover Proposal, in each case other than a Company Takeover Proposal made by Parent; provided, however, that, at any time prior to acceptance of the Company Shares pursuant to the Offer, the Board of Directors may, in response to a Company Takeover Proposal that the Board of Directors determines in good faith, after consultation with its financial advisor, constitutes or could reasonably be expected to lead to a Company Takeover Proposal that is more favorable to the stockholders of the Company (taking into account the Person making the Company Takeover Proposal, the consideration offered, the likelihood and timing of consummation (including the legal, financial and regulatory aspects of the Company Takeover Proposal) as well as any other factors deemed relevant by the Board of Directors) than the proposal evidenced by this Agreement (a “Company Competitive Proposal”), (x) furnish information with respect to the Company and its subsidiaries to the Person making this Company Competitive Proposal (and its representatives) pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are equivalent to, and in no respect less favorable to the Company than, the terms of the Confidentiality Agreement, dated August 30, 2002, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”)), and (y) participate in discussions or negotiations with the Person making this Company Competitive Proposal (and its representatives) regarding this Company Competitive Proposal, provided that (i) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to provide such information or engage in such negotiation, would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law and (ii) a copy of all the information provided to such Person is delivered simultaneously to Parent if it has not previously been furnished or made available to Parent.

          Promptly after the execution of this Agreement, the Company will, and will cause each of its subsidiaries and each of the Company Representatives to, (i) terminate all discussions or negotiations with all third parties regarding any Company Takeover Proposal and (ii) request the prompt return or destruction of all confidential information relating to the Company or any of its subsidiaries previously furnished to any such third parties.

          The term “Company Takeover Proposal” means any inquiry, proposal or offer, not solicited by or on behalf of the Company or any of its subsidiaries in violation of this Section 6.1, whether in writing or otherwise, from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute, or during the most recently completed four fiscal quarters generated, 20% or more of the consolidated revenue, operating income, or assets of the Company and its subsidiaries, or (B) 20% or more of the outstanding voting shares of Company Common Stock.

               (b) Neither the Board of Directors nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Purchaser) or propose publicly to withdraw (or modify in a manner adverse to Parent or Purchaser) the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement, the Offer or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Company Takeover Proposal (other than a Company Takeover Proposal made by Parent) (each such action being referred to as a “Company Adverse Recommendation Change”), (ii) approve or adopt, or propose publicly to adopt or approve, any Company Takeover Proposal (other than a Company Takeover Proposal made by Parent), or withdraw its approval of the Offer or the Merger, or propose publicly to withdraw its approval of the Offer or the Merger, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 6.1(a)) unless, in the case of clauses (i) and (ii) above, the Board of Directors determines in good faith, based on those matters as it deems appropriate, after consulting with outside legal counsel, that taking this action would be consistent with its fiduciary duties under applicable Law. Notwithstanding anything in this Section 6.1 to the contrary, at any time prior to acceptance of the Company Shares pursuant to the Offer, the Board of Directors may, in response to a Company Superior Proposal (as defined below) that was unsolicited and that did not otherwise result from a breach of Section 6.1(a), cause the Company to terminate this Agreement pursuant to Section 8.1(c)(iii) and concurrently enter into an Acquisition Agreement, subject to compliance with the last sentence of the following paragraph.

          The term “Company Superior Proposal” means any written offer regarding a Company Takeover Proposal not solicited by or on behalf of the Company or any of its subsidiaries in violation of this Section 6.1 made by a third party that if consummated would result in the third party (or in the case of a direct merger between the third party and the Company or one of its subsidiaries, the stockholders of the third party) acquiring, directly or indirectly, at least 30% of the voting power of the shares of Company Common Stock or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, that the Board of Directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (taking into account the Person making the offer, the consideration offered, the likelihood and timing of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors) is more favorable to the stockholders of the Company than the transaction contemplated by this Agreement. Before accepting a Company Superior Proposal, the Company will provide Parent with at least two (2) business days (as defined in Section 9.7(b)) prior written notice (“Superior Proposal Notice”) advising Parent that the Board of Directors has received a Company Superior Proposal which it intends to accept, specifying the terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal and for a period of not less than two (2) business days after Parent’s receipt from the Company of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Company Superior Proposal no longer is superior to the proposal contained in this Agreement.

               (c) If the Board of Directors determines that any Company Takeover Proposal is a Company Superior Proposal, the Board of Directors authorizes the Company to enter into an Acquisition Agreement with regard to such proposal in lieu of the proposal contained in this Agreement, and this Agreement is terminated pursuant to Section 8.1(c)(iii), then the Company shall pay Parent the Termination Fee (as defined in Section 8.2(b)) in accordance with the terms of Section 8.2(b) .

               (d) Nothing contained in this Section 6.1 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors, after consultation with outside legal counsel, failure so to disclose would be inconsistent with its fiduciary duties under applicable Law.

          6.2 Interim Operations of the Company. (a) Except as otherwise expressly contemplated by this Agreement, as set forth in the Company Disclosure Schedule or as consented to in writing by Parent, during the period from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement and the Control Date, the Company shall, and shall cause its subsidiaries to, (i) conduct its operations according to its ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill, keep available the services of its officers, employees and consultants, and maintain satisfactory relationships with those Persons having business relationships with them, (iii) not take any action that would reasonably be expected to result in any of the conditions set forth in Annex I hereto or the conditions set forth in Article 7 hereof not being satisfied or could result in a material delay or material additional regulatory burdens to, or otherwise impede or prevent consummation of, the transactions contemplated by this Agreement.

               (b) Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in the Company Disclosure Schedule or as consented to in writing by Parent, during the period from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement and the Control Date, the Company shall not, and shall cause each of its subsidiaries not to:

(i) except to the extent required to comply with applicable Law, amend its certificate of incorporation or bylaws (or similar organizational documents);

(ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company or its subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities (or derivative instruments in respect of the foregoing) other than (A) the issuance of shares of Company Common Stock pursuant to the current purchase period in progress under the Company ESPP or upon the exercise of Company Options outstanding on the date hereof or (B) issuances by a direct or indirect wholly owned subsidiary of the Company to its parent or another wholly owned subsidiary of the Company;

(iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its subsidiaries;

(iv) (A) grant, confer or award any option, warrant, convertible security or other right to acquire or award relating to any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any Company Stock Plan, (B) accelerate or waive any or all of the goals, restrictions or conditions imposed under any Company Option or other award under a Company Stock Plan, (C) grant any stock options or other equity-based compensation to any officer, employee or director of the Company or any of its subsidiaries, (D) enter into any new Employment Agreement or amend any existing Employment Agreement or (E) hire any executive officer of the Company or any of its subsidiaries;

(v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the subsidiaries to the Company);

(vi) mortgage or otherwise encumber or subject to any Lien, or sell, lease or otherwise dispose of any of its property or assets (including capital stock of its subsidiaries), other than (A) Liens that are incurred in the ordinary course of business consistent with past practice, (B) the sale or disposition of inventory in the ordinary course of business consistent with past practice, and (C) the sale, lease, encumbrance or other disposition of assets that, individually or in the aggregate, are obsolete or not material to the Company and its subsidiaries taken as a whole;

(vii) (A) acquire by merger, purchase or any other manner, any business or entity or any division thereof or (B) otherwise acquire any assets which would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice and the acquisition of assets for consideration which does not exceed $100,000 in the aggregate;

(viii) except for borrowings under existing credit facilities and excepting transactions between the Company and any subsidiary, incur or assume any long-term or short-term debt or issue any debt securities or assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt or other obligations of any other Person, other than obligations (other than debt) of its subsidiaries incurred in the ordinary course of business;

(ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than subsidiaries), except with respect to commitments outstanding as of the date hereof, or (B) forgive any loans, advances or capital contributions to, or investments in, any other Person (other than subsidiaries), for an aggregate amount in excess of $100,000 (as to clauses (A) and (B) collectively);

(x) except as contemplated by this Agreement or as required by applicable Law, (A) increase the salaries, wages or other compensation or benefits payable or to become payable to its directors, officers or employees except for increases in salary or wages of any of its employees in the ordinary course of business consistent with past practice, (B) other than in accordance with existing agreements and policies, grant any severance pay or bonuses to its officers, directors or employees other than in accordance with Section 6.2(b)(x) of the Company Disclosure Schedule or (C) establish, adopt, enter into or amend any Company Employee Benefit Plan, Company Stock Plan, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or award any bonuses to any officer or employee of the Company, other than an amendment under the Company’s 401(k) plan and Q-One Biotech, Inc.’s 401(k) Plan to provide for acceleration of vesting of all account balances of Continuing Employees whose employment is terminated without cause within one year of the Effective Time;

(xi) change any of the accounting principles or practices used by the Company, except as may be required by GAAP;

(xii) pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company Reports;

(xiii) agree to the settlement of any claim or litigation, which settlement would have a Company Material Adverse Effect;

(xiv) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or as contemplated by this Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(xv) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or any of its subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any of its subsidiaries;

(xvi) materially modify, amend or terminate any Material Contract, or waive, relinquish, release or terminate any right or claim, in each case, except in the ordinary course of business consistent with past practice;

(xvii) other than with respect to commitments outstanding as of the date hereof, make any capital expenditures in the aggregate for the Company and its subsidiaries in excess of $3,000,000, in the aggregate;

(xviii) take any action to cause the shares of Company Common Stock to be delisted from the Nasdaq prior to the consummation of the Merger;

(xix) make or change any material Tax election, file any material amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(xx) agree in writing or otherwise to take any of the foregoing actions.

          6.3 Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act or the DGCL, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company’s stockholders approve this Agreement and the Merger. The Company will use its reasonable best efforts to respond to any comments of the SEC or its staff. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent promptly with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of, and requests by, the SEC. Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. If, at any time prior to the Effective Time, the Company or Parent discovers any information relating to such party, or any of their respective Affiliates, officer or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not contain any misstatement of material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law or regulation, disseminated to the stockholders of the Company.

          6.4 Meeting of Stockholders of the Company. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene the Special Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. At the Special Meeting, Parent shall cause all of the Company Common Stock held by Parent and its subsidiaries to be voted in favor of the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Company Shares, and provided that the conditions set forth in Article 7 shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL.

          6.5 Filings; Other Action. Subject to the terms and conditions of this Agreement, the Company, Parent and Purchaser shall: (a) use their reasonable best efforts to cooperate with one another in (i) determining which filings other than under the Exchange Act are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities (including all filings and submissions under the HSR Act) or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all filings under the Exchange Act and all such other filings and timely seeking all required consents, approvals, permits, authorizations and waivers; and (b) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to obtain all required consents, approvals, permits, authorizations and waivers to consummate and make effective the transactions contemplated by this Agreement; provided, however, that any action taken by the Company or the Board of Directors expressly permitted under Section 6.1 hereof shall be deemed not to constitute a breach by the Company of this Section 6.5; and provided, further, that Parent agrees to guarantee the obligations of the Company pursuant to the agreements identified in Section 4.5 of the Company Disclosure Schedule if required in order to obtain consent to the transactions contemplated by this Agreement; provided, further, that in no event shall Parent or any of its subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any material assets (tangible or intangible) or any material business interests in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including, without limitation, under the HSR Act). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall take all such necessary action.

          6.6 Access to Information. (a) During the period from the date of this Agreement to the Closing Date, each party shall, and shall cause its subsidiaries to, (i) give the other party and its authorized representatives reasonable access, upon reasonable notice and during normal business hours to all its books, records, management personnel, offices and other facilities and properties and its accountants and accountants’ work papers, (ii) permit the other party to make such copies and inspections thereof as such party may reasonably request, and (iii) furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request; provided, however, that no investigation or information furnished pursuant to this Section 6.6 shall affect any representation or warranty made herein by the parties or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

               (b) Notwithstanding the foregoing, none of the parties shall be required to provide any information to the extent that providing this information would result in a waiver of attorney/client privilege. Each party shall hold all information furnished on a confidential basis by or on behalf of the other party or any of its subsidiaries or representatives pursuant to Section 6.6(a) in accordance with the terms of the Confidentiality Agreement.

               (c) The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement with respect to the transactions contemplated herein, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

          6.7 Publicity. The initial press release relating to this Agreement shall be issued jointly by the Company and Parent. Thereafter, the Company and Parent shall obtain the prior consent of each other before issuing any press release or otherwise making public statements with respect to the transactions contemplated hereby, except as may be required by Law, court process or by obligations pursuant to the Nasdaq or any listing agreement with any national securities exchange with respect thereto. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities Laws.

          6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby, including the Offer and the Merger.

          6.9 Insurance; Indemnity. (a) Parent shall cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, the Company’s and its subsidiaries’ current directors’ and officers’ insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company and its subsidiaries) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an aggregate premium of no greater than $4,000,000 (the “Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an aggregate premium in excess of the Cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an aggregate premium equal to the Cap.

               (b) For six years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless to the same extent such Persons are indemnified on the date of this Agreement under the certificate of incorporation and bylaws of the Company and the equivalent organization documents of its subsidiaries to the fullest extent permitted under applicable Law and whether asserted or claimed prior to, at or after the Effective Time, each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or, subject to the last sentence of this paragraph, amounts paid in settlement, arising in connection with any claim, action, suit, proceeding or investigation (an “Action”) arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such Persons serving as an officer or director or other fiduciary in any Person if such service was at the request or for the benefit of the Company) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of, relating to or in connection with the transactions contemplated by this Agreement. In the event of any such Action, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party’s expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable Law; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. Parent and Purchaser acknowledge that the members of the Board of Directors shall be entitled to select their own counsel pursuant to the preceding sentence with respect to any litigation related to the transactions contemplated hereby; provided, however, that such counsel must be reasonably acceptable to Parent. Any Indemnified Party wishing to claim indemnification under this Section 6.9(b), upon learning of any such claim, action, suit, proceeding or investigation eligible for indemnification under this Section 6.9(b), shall notify the Surviving Corporation, but failure to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.9(b), except to the extent that such failure results in the forfeiture of substantive rights or defenses. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

               (c) Following the Merger, Parent will cause the Surviving Corporation to, keep in effect for six years after the Effective Time all provisions in the Surviving Corporation’s certificate of incorporation and bylaws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company at least to the extent they are presently indemnified by the Company and such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would not adversely effect the rights of past or present officers and directors to indemnification or advancement of expenses.

               (d) The provisions of this Section 6.9 are in addition to the rights that an Indemnified Party may have under the certificate of incorporation, bylaws or agreements of or with the Company or any of its subsidiaries or under applicable Law. Parent agrees to pay all costs and expenses (including reasonable fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 6.9.

               (e) If Parent, the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer or convey all or substantially all of its properties and assets to any Person, then and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.9.

               (f) The provisions of this Section 6.9 shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          6.10 Certain Employee Agreements. Subject to Section 6.11, Parent, Purchaser and the Company and its subsidiaries shall honor all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof and set forth on Schedule 6.10 to the Company Disclosure Schedule, true and complete copies of which have been furnished to Parent, which apply to any current or former employee or current or former director of the Company or its subsidiaries; provided, however, that this undertaking does not prevent Parent, Purchaser or the Company from enforcing or complying with such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, exercising any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment under any such contract, agreement, collective bargaining agreement or commitment or under applicable Law. Any workforce reductions carried out following the Effective Time by Parent or the Company and their subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all Laws governing the employment relationship and termination thereof, including, without limitation, the WARN Act and regulations promulgated thereunder, and any comparable state or local Law.

          6.11 Company Employee Benefit Plans.

               (a) From and during the one year period after the Effective Time, employees (including those employees who are on vacation, leave of absences, disability or maternity leave) of the Company and its subsidiaries who continue their employment with the Company and its subsidiaries (the “Continuing Employees”) shall be eligible to participate in pension, welfare and equity compensation plans and programs sponsored or maintained by Parent and its Affiliates (“Parent Plans”) on the same criteria as are applied to similarly situated employees of Parent and its Affiliates. Without limiting the foregoing, with respect to any benefit plan existing or established to replace any Company Employee Benefit Plan (other than Company Stock Plans), each participant in any such Company Employee Benefit Plan shall receive credit for his or her period of employment with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting (but not benefit accrual) under the corresponding replacement plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit or cause any such benefit plan to fail to comply with the applicable provisions of the Code or ERISA; and provided, further, however, that if Parent or any Affiliate adopts any new Parent Plan, credit for a Continuing Employee’s period of employment with the Company or its subsidiaries prior to the Effective Time will be taken into account for purposes of eligibility to participate and vesting (but not benefit accrual) under such new Parent Plan to the same extent such period of employment would have been taken into account had it been with Parent or its Affiliates.

               (b) With respect to any group health benefit plan existing or established to replace any Company Employee Benefit Plan which is a group health benefit plan in which Continuing Employees may be eligible to participate after the Effective Time, other than limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied as of the Effective Time, such replacement plans shall waive all limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements and provide each Continuing Employee with credit for other co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements applicable to the same calendar year under any group health plans that such Continuing Employees are eligible to participate in after the Effective Time.

          6.12 Purchaser. Parent will take all action necessary (i) to cause Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (ii) to ensure that, prior to the Effective Time, Purchaser shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

          6.13 Antitrust Filings. The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the “Department of Justice”) for additional information or documentation. The Company and Parent shall use their best efforts to file as soon as practicable all notifications or filings required to be made or filed with the antitrust authorities of foreign jurisdictions in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from such antitrust authorities for additional information or documentation.

          6.14 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (i) the occurrence, or non-occurrence of any event which would reasonably be expected to cause any condition to the obligations of any party to effect the Offer or the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer or the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          6.15 Environmental Reports.

               (a) Within 30 days of the date of this Agreement, the Company shall (i) cause an environmental consultant selected by the Company and reasonably acceptable to Parent (the “Environmental Consultant”) to conduct Phase I environmental assessments in accordance with ASTM Standard E1527-00 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process) with respect to each of the properties identified in Section 6.15 of the Company Disclosure Schedule (the “Phase I Reports”), which Phase I Reports shall contain a review of ongoing remediation issues (but shall in no event include soil or groundwater sampling) and (ii) deliver to Parent the Phase I Reports. All costs relating to the preparation of the Phase I Reports shall be the sole responsibility of Parent, and Parent shall promptly reimburse the Company for all such costs.

               (b) It is agreed by the parties that the Phase I Reports shall be deemed added to Section 4.14 of the Company Disclosure Schedule as of the Closing Date and shall not constitute a failure of the representations in Section 4.14 of the Company Disclosure Schedule to be true and correct as of the Closing Date, except to the extent that any one or more conditions, facts or circumstances disclosed in such Phase I Reports and not disclosed in the Company Disclosure Schedule delivered on the date of this Agreement has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          6.16 Interim Operations of Parent. Except as otherwise expressly contemplated by this Agreement, as set forth in the Parent Disclosure Schedule or as consented to in writing by the Company, during the period from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement and the Control Date, Parent shall, and shall cause its subsidiaries to not take any action that could result in a material delay or material additional regulatory burdens to, or otherwise impede or prevent consummation of, the transactions contemplated by this Agreement. Without limiting the foregoing, Parent shall not take or agree to take any action with respect to any acquisition, merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction of businesses or assets which would reasonably be expected to prevent or delay consummation of the transactions contemplated by this Agreement.

ARTICLE 7

CONDITIONS

          7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

               (a) The Offer. Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, all Company Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Purchaser may invoke this condition if Purchaser shall have failed to purchase shares of the Company Common Stock so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

               (b) Antitrust Approvals. No action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall have not been withdrawn or terminated, and no action shall have been instituted by the antitrust authority of any foreign jurisdiction in which any such foreign antitrust clearance is required to be obtained challenging or seeking to enjoin consummation of the Merger, which action shall not have been withdrawn or terminated.

               (c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained, if required by the DGCL or the Company’s certificate of incorporation.

               (d) No Prohibition. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, judgment, order or other Law which is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or makes such consummation illegal; provided, however, that the parties shall use their reasonable best efforts to cause any such injunction, judgment, order or other Law to be vacated or lifted.

ARTICLE 8

TERMINATION

          8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval, provided that, as of and from the Control Date, the affirmative vote of a majority of the Independent Directors shall be required for termination by the Company:

(a) by mutual written consent of Parent, Purchaser and the Company;

(b) by either Parent or the Company:

(i) if (A) the Offer is terminated, withdrawn or expires pursuant to its terms without any Company Shares having been purchased thereunder, or (B) the purchase of the Company Shares pursuant to the Offer has not been consummated on or before March 15, 2004; provided, however, that the right to terminate this Agreement pursuant to this subsection (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Offer to have been consummated on or before such date;

(ii) if there shall be any Law that makes consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction or other Government Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, such order, judgment, decree, ruling or other action;

(c) by the Company, prior to the Control Date:

(i) if Parent or Purchaser fails to commence the Offer as provided in Section 1.1 hereof, makes any changes to the Offer in contravention of this Agreement or fails to purchase validly tendered shares of Company Common Stock in violation of the terms of the Offer; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (i) if the Company is in material breach of this Agreement at the time of such attempted termination;

(ii) if (A) any representation or warranty of Parent or Purchaser contained in this Agreement (considered without regard to any qualification by, or references to, materiality) shall not be true and correct in each case as if such representations and warranties were made as of the time of such determination (except for any representations or warranties made as of a specified date, which shall not be true and correct as of such specified date), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (B) Parent or Purchaser shall not have performed or complied with each covenant or agreement contained in this Agreement required to be performed or complied with by it, and which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) fifteen (15) days following written notice of such breach or (y) the scheduled expiration date of the Offer; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company is in material breach of this Agreement at the time of such attempted termination; or

(iii) the Company has received and evaluated a Company Superior Proposal in accordance with the terms and subject to the conditions of Section 6.1 hereof and the Board of Directors authorizes the Company to enter into an Acquisition Agreement with respect to such proposal in accordance with Section 6.1 and the Company makes simultaneous payment of the Termination Fee.

(d) by Parent, prior to the Control Date:

(i) if the Board of Directors shall fail to recommend, or shall have withdrawn, or modified in a manner that is adverse to Parent or Purchaser, its approval or recommendation of this Agreement, the Offer, the Merger or any other transaction contemplated hereby or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or tender offer for shares of Company Common Stock, or shall have resolved to do any of the foregoing;

(ii) if (A) any representation or warranty of the Company contained in this Agreement (considered without regard to any qualification by, or reference to, materiality) shall not be true and correct in each case as if such representations and warranties were made as of the time of such determination (except for any representations or warranties made as of a specified date, which shall not be true and correct as of such specified date), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) the Company shall not have performed and complied with each covenant or agreement contained in the Agreement and required to be performed or complied with by it, and which breach or failure to perform is incapable of being cured or has not been cured prior to the earlier of (x) fifteen (15) days following written notice of such breach or (y) the scheduled expiration date of the Offer; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent is in material breach of this Agreement at the time of such attempted termination;

(iii) if, due to an occurrence, not resulting from a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any one or more of the conditions set forth in Annex I hereto, Parent or Purchaser shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer; or

(iv) if the Company receives a Company Takeover Proposal from any Person (other than Parent or Purchaser), and the Board of Directors takes a neutral position or makes no recommendation with respect to such Company Takeover Proposal after a reasonable amount of time (and in no event more than 10 business days following such receipt) has elapsed for the Board of Directors to review and make a recommendation with respect to such Company Takeover Proposal.

          8.2 Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Article 8, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of this Section 8.2 and Section 6.6(c), the last sentence of Section 6.15(a), and Article 9; provided, however, that no termination shall relieve any party to this Agreement from any liability or damages from a willful breach by that party of any of its representations, warranties or covenants set forth in this Agreement.

               (b) As used herein, the term “Termination Fee” means a fee of $15 million, and “Transaction Fees and Expenses” means the sum of all reasonable, actual and documented out-of-pocket costs and expenses of a party incurred in connection with the negotiation and performance of this Agreement, including, without limitation, fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees. The Company shall pay to Parent a Termination Fee if (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(iv) or (iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), provided, in the case of this clause (iii), that (A) after the date hereof and prior to such termination, a Company Competitive Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, the Company enters into a definitive agreement with respect to such Company Competitive Proposal. If this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) and the proviso set forth at the end of the preceding sentence is inapplicable, the Company shall pay to Parent the Transaction Fees and Expenses of Parent and Purchaser not to exceed $2,000,000 not later than five business days after submission of statements such fees and expenses to the Company. If this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or (ii), Parent shall pay to the Company the Transaction Fees and Expenses of the Company not to exceed $2,000,000 not later than five business days after submission of statements for such fees and expenses to Parent. Any Termination Fee or Transaction Fees and Expenses payable pursuant to this Section 8.2(b) shall be paid concurrent with such termination or immediately upon the satisfaction of the conditions to such payment obligation set forth in this Section 8.2(b).

          8.3 Amendment. This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without which decreases or changes the form of the Per Share Amount or which adversely affects the rights of, or the income tax consequences to, the Company’s stockholders (other than Parent and its Affiliates) hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

          8.4 Extension; Waiver. Subject to Section 6.9, at any time prior to the Effective Time, any party hereto, by action taken by its board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however , that, if the Company seeks to make such extension or waiver as provided in (a), (b) or (c) above, it must first obtain the approval of its Board of Directors. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE 9

GENERAL PROVISIONS

          9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the consummation of the transactions contemplated by this Agreement, the termination of this Agreement or the Effective Time, as the case may be. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          9.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the applicable party at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Parent or Purchaser:

Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, California 92008
Attn: John D. Thompson
Senior Vice President-Corporate Development
Phone: 760-603-7200
Facsimile: 760-603-7229

with a copy to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103
Attn: Mara H. Rogers, Esq.
Phone: 212-318-3206
Facsimile: 212-318-3400

If to the Company:

BioReliance Corporation
14920 Broschart Road
Rockville, Maryland 20850
Attn: Capers W. McDonald
President and Chief Executive Officer
Phone: (301) 610-2600
Facsimile: (301) 610-2592

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson
1001 Pennsylvania Avenue, N.W.
Suite 800
Washington, D.C. 20004
Attn: Andrew P. Varney, Esq.
Phone: 202-639-7032
Facsimile: 202-639-7003

          9.3 Assignment; Binding Effect; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that either Parent or Purchaser (or both) may assign its rights hereunder to a wholly owned subsidiary of Parent; and, provided further that nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this

Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.9 which may be enforced directly by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.4 Entire Agreement; No Other Representations. This Agreement, the Confidentiality Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Exhibits and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Parent, Purchaser or the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

          9.5 Governing Law; Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof. Each of the Company, Parent and Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the State of Delaware or any court of the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          9.6 Fees and Expenses. Except as set forth in Section 6.15(a) and Section 8.2(b), whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company.

          9.7 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               (a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

               (b) “business day” means any day, other than Saturday, Sunday, a federal holiday or other day on which commercial banks in New York, New York are authorized or required to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

               (c) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               (d) “Company Material Adverse Effect” means a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include any such effect arising out of or attributable to (i) any decrease in the market price of the Company Common Stock (but not any state of facts, change, development, effect, condition, event, circumstance or occurrence underlying such decrease to the extent that it would otherwise constitute a Company Material Adverse Effect), (ii) changes or conditions generally affecting the industries in which the Company or its subsidiaries operate (including legal and regulatory changes), (iii) general economic conditions, events or occurrences affecting the securities markets generally, or (iv) reasonable legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, (v) the payment of amounts due or the provision of benefits to any officers or employees under the severance arrangements or Employee Benefit Plans in existence on the date of this Agreement and disclosed in the Company’s Disclosure Schedule, which payment or provision arises from the transactions contemplated by this Agreement, or (vi) the pursuit or entering into of partnering/strategic alliance opportunities for the Company’s U.S. manufacturing business or its Building 7 facility in Rockville, MD, except in the case of subsections (ii) and (iii), for such changes and effects which disproportionately impact the Company and its subsidiaries.

               (e) “Employment Agreement” means a contract, offer letter, agreement (or form agreement in the case of agreements extended upon employment which are terminable at will by the Company without notice or obligation) of the Company or any of its subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant, pursuant to which the Company or any of its subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

               (f) “ERISA Affiliate” means each entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company or its subsidiaries within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or its subsidiaries under Section 414(o) of the Code, or is under “common control” with the Company or its subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

               (g) “knowledge” of any party hereto means the actual knowledge of any of such party’s executive officers and directors; provided, that such Persons shall have made due and diligent inquiry of the persons employed by such party and its subsidiaries who are charged with administrative or operational responsibility for the matters represented.

               (h) “Parent Material Adverse Effect” means a material adverse effect on the business, assets, properties, financial condition or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that “Parent Material Adverse Effect” shall not include any such effect arising out of or attributable to (i) any decrease in the market price of the Parent Stock (but not any state of facts, change, development, effect, condition, event, circumstance or occurrence underlying such decrease to the extent that it would otherwise constitute a Parent Material Adverse Effect), (ii) changes or conditions generally affecting the industries in which Parent or its subsidiaries operate (including legal and regulatory changes) or, (iii) general economic conditions, events or occurrences affecting the securities markets generally, or (iv) reasonable legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement except in the case of subsections (ii) and (iii), for such changes and effects which disproportionately impact Parent and its subsidiaries.

               (i) “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, Governmental Entity, unincorporated organization, entity or group (as defined in the Exchange Act) or other entity.

               (j) “subsidiary” means, with respect to the Company or any other Person, any Person of which such party or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Person.

          9.8 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section
Acquisition Agreement	6.1(b)
Action	6.9(b)
Agreement	Preamble
Assumed Option	3.3(b)
Board of Directors	Recitals
Cash-Out Election	3.3(a)
Cash-Out Option	3.3(a)
Cash Payment	3.3(a)
Cap	6.9(a)
Certificate	3.2(b)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Adverse Recommendation Change	6.1(b)
Company Common Stock	Recitals
Company Competitive Proposal	6.1(a)
Company Disclosure Schedule	Article 4

Defined Terms	Section
Company Employee Benefit Plans	4.10(a)
Company ESPP	3.3(e)
Company Financial Advisor	1.2(a)
Company Incentive Plan	3.3(a)
Company Options	3.3(c)
Company Permits	4.13
Company Reports	4.6(a)
Company Representatives	6.1(a)
Company Shares	Recitals
Company Stockholder Approval	4.22
Company Stock Plans	3.3(e)
Company Superior Proposal	6.1(b)
Company Takeover Proposal	6.1(a)
Confidentiality Agreement	6.1(a)
Continuing Employees	6.11(a)
Control Date	1.3
Conversion Ratio	3.3(b)
Delaware Courts	9.5
Department of Justice	6.13
DGCL	Recitals
Dissenting Common Stock	3.6
Dow Jones News Release	4.6(a)
Effective Time	2.3
Environmental Claim	4.14(d)
Environmental Consultant	6.15(a)
Environmental Laws	4.14(d)
Environmental Permits	4.14(a)
ERISA	4.10(a)
Exchange Act	1.1(a)
Exchange Agent	3.4(a)
Foreign Plans	4.10(d)
GAAP	4.6(b)
Governmental Entity	4.3
Group	8.1(d)(iv)
Hazardous Substances	4.14(d)
HSR Act	4.5(b)
Indemnified Party	6.9(b)
Indemnified Parties	6.9(b)
Independent Directors	1.3
Intellectual Property	4.16(c)
IRS	4.10(c)
Laws	4.3
Liens	4.4(g)
Litigation	4.7
Material Contracts	4.19

Defined Terms	Section
Merger	Recitals
Minimum Condition	Annex I
Nasdaq	3.3(b)
Offer Documents	1.1(c)
Offer to Purchase	1.1(c)
Optionee	3.3(a)
Option Value	3.3(a)
Parent	Preamble
Parent Disclosure Schedule	Article 5
Parent Information	5.7
Parent Plans	6.11(a)
Parent Stock	3.3(b)
Parent Stock Value	3.3(b)
Per Share Amount	Recitals
Phase I Reports	6.15(a)
Preferred Stock	4.4(a)
Principal Stockholders	Recitals
Prior Option	3.3(b)
Prior Option Plans	3.3(b)
Proxy Statement	4.5(b)
Purchaser	Preamble
Sarbanes-Oxley Act	4.6(d)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(c)
SEC	1.1(c)
Securities Act	1.4(b)
Special Meeting	2.5
Superior Proposal Notice	6.1(b)
Surviving Corporation	2.1
Tax	4.9(i)
Tax Return	4.9(i)
Termination Fee	8.2(b)
Top-Up Option	1.4(a)
Top-Up Option Shares	1.4(a)
Trade Secrets	4.16(c)
Transaction Fees and Expenses	8.2(b)
Voting and Tender Agreement	Recitals
Voting Debt	4.4(c)
WARN Act	4.11(d)
1988 Option Plan	3.3(b)
1995 Option Plan	3.3(b)
1997 Plan Options	3.3(c)

          9.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

          9.11 Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.14 Obligations of Parent and the Company. Whenever this Agreement requires a subsidiary of Parent to take any action, such requirements shall be deemed to include an undertaking on the part of Parent to cause such subsidiary to take such action. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirements shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action.

          9.15 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of that, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

INVITROGEN CORPORATION

By: /s/

Name: Gregory T. Lucier
Title: Chief Executive Officer

BASEBALL ACQUISITION
CORPORATION

By: /s/

Name: C. Eric Winzer
Title: Chief Financial Officer

BIORELIANCE CORPORATION

By: /s/

Name: Capers W. McDonald
Title: President and Chief Executive Officer

ANNEX I

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Company Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Company Shares not then paid for if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, when taken together with the Company Shares, if any, beneficially owned by Parent, represents at least 51% of the total number of shares of Company Common Stock outstanding on a fully diluted basis (on a “fully diluted basis” means, at any time, the number of Company Shares issued and outstanding, together with the Company Shares which the Company may be required to issue pursuant to options, warrants and other convertible securities or obligations outstanding at such time) (the “Minimum Condition”); (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; (iii) any foreign antitrust clearance required to be obtained prior to the expiration of the Offer shall not have been obtained; or (iv) at any time after the date of this Agreement and before the time of payment for any such Company Shares (whether or not any Company Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing or conditions exists:

     (a)  a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, judgment, order or other Law which is in effect and restrains, enjoins or otherwise prohibits the consummation of the Offer or the Merger or makes such consummation illegal;

     (b)  any authorization, consent, waiver, order or approval of, or declaration or filing with, or expiration of waiting periods imposed by, any Governmental Entity, the failure of which to obtain, make or occur would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, shall not have been obtained, been filed or have occurred;

     (c)  this Agreement shall have been terminated by the Company, Purchaser or Parent in accordance with its terms;

     (d)  there shall have been a development or state of facts that has resulted in or would reasonably be expected to result in a Company Material Adverse Effect;

     (e)  the representations and warranties of the Company contained in this Agreement (considered without regard to any qualification by, or references to, materiality) shall not be true and correct, in each case as if such representations and warranties were made at the time of such determination (except for any representations or warranties made as of a specified date, which shall not be true and correct as of such specified date), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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     (f)  the Company and its subsidiaries shall have failed to perform in any material respect any obligation required to be performed by it under this Agreement;

     (g)  the Company shall have not obtained the consents of any Person whose consent shall be required in connection with the transactions contemplated under this Agreement, except where the failure to obtain any such consent, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

     (h)  the Board of Directors shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer or the Merger, recommended a Company Takeover Proposal, shall have adopted any resolution to effect any of the foregoing, or within three business days after request of Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, this Agreement or the Merger; or

     (i)  the Company shall have not delivered the Phase I Reports set forth in Section 6.15 of the Company Disclosure Schedule or, if such Phase I Reports are delivered but there are one or more conditions, facts or circumstances disclosed in such Phase I Reports and not disclosed in the Company Disclosure Schedules delivered on the date of this Agreement, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

which, in the good faith judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Company Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Parent or Purchaser and subject to the terms of this Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall promptly be returned to the tendering stockholders.

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EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[COMPANY]

************

     FIRST: The name of the Corporation is [COMPANY].

     SECOND: The address of the Corporation’s registered office in the State of Delaware is          ,           in the City of Wilmington, County of New Castle, Delaware      . The name of its registered agent at such address is          .

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares which the Corporation shall have authority to issue is      shares of Common Stock, par value $          per share.

     FIFTH: The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

     SIXTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

     SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     EIGHTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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